Exhibit 99.1

Forrester Names New Board Members

Cambridge, MA, February 1, 2018 – Forrester Research, Inc. (Nasdaq: FORR) today announced the appointment of two new members to the company’s board of directors. The new board members are:

•	Neil Bradford, CEO of Financial Express, Ltd. Mr. Bradford is an experienced executive in international data- and research-focused businesses. Most recently, he served as CEO of Argus Media; previously, he co-founded his own technology research business that was later sold to Forrester Research, where he served in executive roles until 2006. Mr. Bradford, 45, is based in London.

•	Jean Birch, chair of the board of Papa Murphy’s, Inc. Ms. Birch’s operating experience includes over two decades of leading large consumer businesses including IHOP restaurants, Pizza Hut and Taco Bell. Ms. Birch previously served on the board of Darden Restaurants, Inc. from 2014 to 2016. Ms. Birch, 58, is based in Arizona.

“I am very pleased that Jean and Neil have joined the Forrester board,” said George F. Colony, Forrester’s chairman and chief executive officer. “Jean has extensive experience as a corporate executive and as a public company board member. Neil has deep experience in the research and advisory business, having operated a string of successful companies in the space. Jean and Neil bring expertise and wisdom that will prove invaluable to Forrester as it continues to work with business and technology leaders to develop customer-obsessed strategies.”

With the appointment of the two new members, the Forrester board includes nine directors.

About Forrester

Forrester (Nasdaq: FORR) is one of the most influential research and advisory firms in the world. We work with business and technology leaders to develop customer-obsessed strategies that drive growth. Forrester’s unique insights are grounded in annual surveys of more than 675,000 consumers and business leaders worldwide, rigorous and objective methodologies, and the shared wisdom of our most innovative clients. Through proprietary research, data, custom consulting, exclusive executive peer groups, and events, the Forrester experience is about a singular and powerful purpose: to challenge the thinking of our clients to help them lead change in their organizations.

Contact

Jennifer Isabella

Director, Marketing

jisabella@forrester.com

+1 617-613-6132